Exhibit 10.4

CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Agreement”), dated as of this 4th day of October 2019 (“Effective Date”), is made by and between Steve Moore, an individual (the "Consultant") and Pixelworks, Inc. (the "Company") (individually each a “Party” and collectively the “Parties”).
WHEREAS, Consultant previously served the Company’s Chief Financial Officer; and
WHEREAS, the Company wishes to retain Consultant to provide advisory services on an as needed basis,
NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
1.Statement of Work. Consultant will advise the Company with respect to transition of Chief Financial Officer duties, providing historical context for Company financial issues and related activities. (“Deliverable Materials”). Consultant shall work on an as needed basis, but the work will not exceed 35 hours a month.
2.Term. The term of this Agreement shall commence on the Effective Date set forth above and shall expire on March 6, 2020, or such earlier date as the Agreement is terminated pursuant to Sections 13 and 14 below (the “Term”).
3.Compensation. In consideration of Consultant’s performance of these services, the Company agrees to pay Consultant one hundred nineteen thousand seven hundred forty dollars ($119,740) for the services provided hereunder. Consultant shall invoice Company for fees under this Agreement on a monthly basis, in 5 equal installments. All invoices shall be due within 30 days of receipt.
4.Reimbursement for Expenses. All reasonable direct expenses necessarily incurred by Consultant in providing services hereunder are chargeable to the Company. Consultant may obtain reimbursement of such chargeable expenses by submitting expense reports with receipts or such other documentation as may be required under the Company’s policies or under the terms of this Agreement. All other expenses incurred by Consultant in connection with providing services under this Agreement shall be the sole responsibility of Consultant.
5.Tools and Equipment. Consultant shall provide his own tools, equipment and materials for services to be rendered hereunder at his sole cost and expense.
6.Designated Facility. Consultant generally will perform services in his own facility. When the Consultant deems it necessary or appropriate to spend time in the Company’s facility, the Company will provide the Consultant with space to work, but the Consultant will not have a regularly assigned workspace.
7.Independent Contractor Status. Contractor’s relationship with Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Contractor will not be entitled to any of the benefits that Company may make available to its employees including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid time off or paid holidays. Contractor will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local taxing authority with respect to the performance of services and receipt of fees under this Agreement. No part of Contractor’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will report amounts paid to Contractor by filing a Form 1099-MISC with the Internal Revenue Service as required by law.
8.Services for Others; Conflicts of Interest. Consultant shall be free to represent or perform services for other persons during the Term of this Agreement, provided that performance of such services does not interfere with Consultant's Duties. During the Term of this Agreement Consultant will not enter into any contracts or do business with any person, firm or company which would conflict with or impair Consultant’s performances of the services contemplated by this Agreement. Consultant acknowledges that the Company may, in reliance of this Agreement, provide the Consultant access to trade secrets and other confidential data and good will. As more fully set forth below Consultant agrees to retain said information as confidential and not to use said information on his or her own behalf or disclose same to any third party. The Consultant also agrees to take reasonable security measures to prevent accidental disclosure.
9.Ownership of Work Product. All records, databases, forms, summaries, information, data, computer programs and other material origi-nated or prepared by Company and delivered to Consultant for use in the performance of the services hereunder (the “Company Materials”) shall remain the exclusive property of Company, and Consultant shall acquire no right, title or interest in an to any such Company Materials. Consultant shall not disclose such Company Materials to third parties without the prior written consent of Company and shall return all copies of Company Materials to Company promptly upon completion of the ser-vices or upon Company’s prior request.
10.Confidentiality. As used in this Agreement, the term “Confidential Information” refers to any and all information relating to Company that Consultant acquires as a direct or indirect result of Consultant’s activities under this Agreement, including but not limited to, products, research and development, billing and account data, customer lists, business information, technical information, computer programs and systems, secrets, specifications, drawings, sketches, models, samples, tools, records, information pertain-ing to Company’s software and hardware systems, inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, know-how, improvements, discoveries, developments, designs, techniques and any other information concerning Company which it deems confidential or proprietary. Consultant agrees that such Confidential Information shall not be revealed by Consultant to anyone outside Company without the prior written consent of Company, and such Confidential Information shall be used by Consultant only in performing Consultant’s obligations here-under. All such information shall remain Company’s property, and that all copies of the same on computer disc or in written, graphic or tangible form shall be returned to Company upon completion of each project. Nothing in this Agreement, however, shall confer upon Consultant the obligation to preserve the confidentiality of any information that: (a) was known to Consultant prior to the date such infor-ma-tion was disclosed to Consultant under this Agreement free of any obligation to keep it confidential; (b) is distributed by Company to third parties without any restrictions as to confidentiality; (c) is or becomes publicly available, other than by unautho-rized disclosure by Consultant; or (d) is rightfully disclosed to Consultant by a third party without any restrictions as to confidentiality. Notwithstanding the foregoing, Consultant may disclose Confidential Information in confidence directly or indirectly to federal, state or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations.  Consultant may also disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal.  Nothing in this Agreement is intended to conflict with Federal law protecting confidential disclosures of a trade secret to the Government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).
Consultant understands and agrees that the obligations described in this section shall survive the termination or expiration of this Agreement.
11.Service Warranties. Consultant warrants and represents to Company that all services provided under this Agreement shall be performed in a timely and professional manner and that Consultant is competent, qualified and experienced to the extent necessary to perform such services.
12.Survival. The rights and obligations contained in the Confidentiality Agreement, Sections 9 and 10 (Ownership of Work Product and Confidentiality) including is subparts, and section 17 (arbitration) will survive any termination or expiration of this Agreement.
13.Termination by Company. Subject to the terms of paragraph 15, below, Company may terminate this Agreement at any time, with termination effective fifteen (15) days after Company’s delivery to Contractor of written notice of termination. Company also may terminate this Agreement immediately upon Contractor’s material breach of any provision under this Agreement.
14.Termination by Contractor. Contractor may terminate this Agreement at any time, with termination effective fifteen (15) days after Contractor’s delivery to Company of written notice of termination. Contractor also may terminate this Agreement immediately for a material breach by Company of any provision of this Agreement. In the event of early termination, Contractor shall deliver to the Company all work product created through the termination date, including supporting notes, as a condition of payment.
15.Payments upon Involuntary Termination. Should this Agreement terminate prior to the end of the Term as a result of Consultant’s death, disability or by the Company for a reason other than “Cause” as defined in paragraph 1(a) of the Executive’s Amended and Restated Change of Control and Severance Agreement effective January 15, 2019, Executive shall be entitled to the remaining payments due under section 3, herein, as well as any rights provided by section 10 of the Transition Agreement.
16.Extension of Consulting Agreement. The Parties may extend this Agreement by mutual agreement in writing.
17.Arbitration of Disputes. Any controversy or claim arising out of or relating to this Consulting Agreement, or the breach hereof, or the interpretation hereof, or any other dispute between Company (and its officers, directors, and managing agents) and Contractor shall be settled by arbitration before a single neutral arbitrator pursuant to the American Arbitration Association’s (“AAA ”)Commercial Arbitration Rules and Procedures with the arbitration to be held within 25 miles of Company’s headquarters, unless otherwise mutually agreed. The arbitration shall be conducted by a single neutral arbitrator selected by the parties from a list maintained by AAA. Judgment upon the award rendered in such arbitration shall be final and binding and may be entered in any court having jurisdiction thereof. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations. Nothing in this Section 17 is intended to prevent either Contractor or Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The costs associated with the arbitration proceeding (e.g., administrative fees of AAA and the fees of the arbitrator) shall be borne by the Company; any attorneys’ fees shall be the responsibility of each party.
18.Insurance. Consultant understands and agrees that as an independent contractor, Consultant is responsible for maintaining adequate insurance coverage for Consultant and, if appropriate, for all of Consultant’s employees, representatives, and agents.
19.Compliance with Laws and Rules. Consultant agrees to comply fully with any and all of the Company’s reasonable rules and regulations that relate to any of Consultant’s activities as to which it has been given advance notice. Consultant shall secure and maintain in force all licenses and permits required of Consultant by law or regulation (including any required business license), and Consultant shall fully comply with all federal, state and local laws, ordinances and regulations applicable to Consultant.
20.No Breach of Consultant’s Other Agreements. Consultant represents that performance under this Agreement does not and will not breach any agreement Consultant has with any third party. Consultant represents that there are no other agreements, written or oral, conveying to any third party any rights in any research or other work to be conducted by Consultant under this Agreement.
21.Assignment. This Agreement may not be assigned in whole or in part by Consultant without the express written consent of the Company.
22.Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California.
23.Notice.  Any notice required or permitted to be given by the Company under this Agreement shall be in writing and shall be deemed received and sufficient when delivered personally or sent by telecopy or seventy-two (72) hours after being deposited in the U.S. mail or with a courier service.  Any notice required or permitted to be given by Consultant under this Agreement shall be in writing and shall be deemed received and sufficient when received by the Company.  The parties hereto agree that all such notices shall be delivered to the addresses specified below:
For Consultant:
Steven Moore
[*]
For Company:
Chief Executive Officer
Pixelworks, Inc.
226 Airport Parkway, Suite 595
San Jose, CA 95110
24.Entire Agreement. This Agreement sets forth the entire understanding of the Parties and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof, and may not be changed except in a writing signed by the Parties. No representation, promise, inducement or statement of intention has been made by either Party which is not embodied herein.
25.Waiver. No provision of this Agreement shall be deemed waived, amended or modified by either Party, unless such waiver, amendment or modification is in writing and is signed by the Party against whom it is sought to be enforced.
26.Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective successors and assigns.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

Pixelworks, Inc.

Dated: 12 September 2019	By: /S/ Todd A. DeBonis
Todd A. DeBonis President & Chief Executive Officer

Steven Moore

Dated: 12 September 2019	By: /S/ Steven Moore